Exhibit 99.1
Press Release
Micromet, Inc. Reports Fourth Quarter and Full Year 2007 Financial Results
Bethesda, MD, March 13, 2008 — Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company focusing on the development of novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the fourth quarter and the full year ended December 31, 2007. As a result of the reverse merger between Micromet AG and CancerVax Corporation that was completed on May 5, 2006, the financial information included below for the fiscal year 2006 consists of Micromet AG’s historical financial results for the period of January 1, 2006 to May 5, 2006 without the inclusion of the financial results of CancerVax, and the combined results of the two companies thereafter.
Summary of Recent Events:
•	Micromet published data on its BiTE® antibody MT103 at the annual meeting of the American Society of Hematology in December, showing that MT103 induces dose-dependent objective complete and partial responses in late stage lymphoma patients. The BiTE antibody could also clear the bone marrow and other infiltrated organs from tumor cells. Particularly encouraging was the observation of complete responses in patients with mantle cell lymphoma (MCL) — a disease that is difficult to treat. In Europe, Micromet has initiated a phase 2 study in acute lymphoblastic leukemia, one of the most aggressive blood cancers.
•	Micromet has completed preclinical development for its second BiTE antibody MT110. MT110 binds to EpCAM, a cell surface molecule that is highly expressed on many solid tumors and on cancer stem cells — those cancer cells responsible for metastasis and resistance of tumors to chemotherapies.

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•	In 2007, Micromet partnered two of its earlier stage programs. The company is collaborating with Nycomed on the development of MT203, a human antibody that neutralizes GM-CSF, a key cytokine involved in autoimmune diseases and chronic inflammation. In addition, Micromet has licensed MT293 to TRACON Pharmaceuticals, Inc. MT293 is an anti-angiogenic antibody that aims to limit tumor growth by preventing blood vessels to reach the tumor. TRACON initiated a phase 1 clinical trial in July 2007.
•	In June 2007, Micromet closed a $25 million PIPE transaction, adding to its shareholder base a number of experienced U.S.-based biotech funds. Several of Micromet’s existing shareholders participated in this financing round.
Summarizing the events, Christian Itin, Ph.D., President and Chief Executive Officer of Micromet said: “In 2007, we have made significant progress with our BiTE antibodies demonstrating strong clinical activity for MT103 in late-stage non-Hodgkin’s lymphoma patients and completing preclinical development of MT110, our first BiTE antibody targeting solid tumors. In 2008, we will broaden the clinical program for MT103 and initiate a first clinical trial for MT110. We will also advance our earlier-stage BiTE antibodies and report on results at clinical and scientific conferences. In addition, we expect to start a phase 2 clinical trial with adecatumumab (MT201) in adjuvant disease in the second half of 2008. Finally, we will continue to explore opportunities for new collaborations in 2008.”
Financial Results:
Quarter Ended December 31, 2007
For the three months ended December 31, 2007, Micromet recognized revenues of $7.0 million, compared to $13.8 million for the same period in 2006. Included in 2006 revenues was the receipt of a $10.0 million milestone payment from Merck Serono following the completion of two phase 2 clinical trials for adecatumumab. Total operating expenses were $13.1 million for the three months ended December 31, 2007, compared to $10.9 million for the same period in 2006. For the three

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months ended December 31, 2007, Micromet reported a net loss of $3.8 million, or $0.09 per basic and diluted share, compared to net income of $3.4 million, or $0.11 per basic and diluted share, for the same period in 2006. The positive net income in 2006 was due primarily to the milestone payment received from Merck Serono.
Year Ended December 31, 2007
Revenues for the year ended December 31, 2007 were $18.4 million, compared to $27.6 million for 2006. For the year ended December 31, 2007, Micromet reported operating expenses of $43.6 million, compared to $61.2 million for the same period in 2006. In connection with the merger with CancerVax, Micromet recorded a non-recurring, non-cash charge of $20.9 million in the second quarter of 2006 due to the immediate write-off of CancerVax’s in-process research and development programs. For the year ended December 31, 2007, net loss was $20.1 million, or $0.55 per basic and diluted share, compared to $34.0 million, or $1.29 per basic and diluted share, for 2006.
Micromet’s cash and cash equivalents were $27.1 million as of December 31, 2007. Net cash used in operating activities was $14.3 million for the year ended December 31, 2007 and $15.4 million in 2006. Based on the status of our development programs, management believes that the cash balance at December 31, 2007 is sufficient to fund operations into the second quarter of 2009.
2008 Outlook:
•	Micromet will present an update on its proprietary BiTE antibody technology platform and new BiTE antibody programs at the conference of the American Association of Cancer Research (AACR) in April 2008.
•	A phase 1/2 clinical trial evaluating MT103 in patients with chronic lymphocytic leukemia is expected to be started in the United States by Micromet’s collaboration partner MedImmune. In addition, at the conference of the American Society of Hematology (ASH) in December 2008, Micromet anticipates that it will provide an update on the clinical data of the ongoing clinical trials with MT103.

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•	Micromet expects to initiate dosing of patients in a phase 1 clinical trial of MT110 in patients with solid tumors in the first half of 2008.
•	Micromet is currently developing the study design for a clinical trial to evaluate adecatumumab (MT201) in an adjuvant setting and plans to initiate this clinical trial in the second half of 2008. In addition, data of the ongoing phase 1b combination trial with docetaxel are expected to be presented in the second half of 2008.
•	Micromet expects to initiate IND-enabling studies with MT203 as part of its collaboration with Nycomed.
Conference Call and Audio Webcast Today, March 13, 2007, at 9:00am Eastern Time
To participate in this conference call, dial 800-561-2813 (U.S.) or 617-614-3529 (international), passcode: 29595857. The audio webcast can be accessed at: www.micromet-inc.com in the investor relations section of the website.
A replay of the call will be available from 11:00 am Eastern Time on March 13, 2008 (4:00 pm Central European Time) through Thursday, March 20, 2008. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 40638317.
About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Three of its antibodies are currently in clinical trials, while the remainder of the product pipeline is in preclinical development. The BiTE® antibody MT103 is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin’s

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lymphoma. BiTE antibodies represent a new class of antibodies that activate a patient’s own cytotoxic T cells, considered the most powerful “killer cells” of the human immune system, to eliminate cancer cells. Micromet is developing MT103 in collaboration with MedImmune, Inc., a subsidiary of AstraZeneca plc. The second clinical stage antibody is adecatumumab, also known as MT201, a human monoclonal antibody which targets epithelial cell adhesion molecule (EpCAM)-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The third clinical stage antibody, MT293 is licensed to TRACON Pharmaceuticals, Inc. and is being developed in a phase 1 clinical trial for the treatment of patients with cancer. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of Micromet’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research, discovery of new product candidates, and clinical trials, and plans regarding partnering and outlicensing activities and the participation at upcoming scientific conferences. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, the

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risks associated with reliance on collaborative partners for future revenues under the terms of its existing collaboration agreements, the risks associated with further clinical trials, development and commercialization of product candidates, and the risks associated with recruiting and retention of individuals in key management functions. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in Micromet’s periodic reports and other filings with the SEC, including the “Risk Factors” sections of such reports.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$27,066	$24,301
Accounts receivable	4,689	2,319
Prepaid expenses and other current assets	2,579	2,048

Total current assets	34,334	28,668
Property and equipment, net	4,390	3,357
Goodwill	6,462	6,917
Patents, net	7,680	8,850
Other assets	196	321
Restricted cash	3,190	3,059

Total assets	$56,252	$51,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,335	$1,680
Accrued expenses	4,765	10,153
Warrant liabilities	5,218	—
Other liabilities	520	366
Short-term note	—	1,320
Current portion of long-term debt obligations	2,401	599
Current portion of deferred revenue	3,360	2,972

Total current liabilities	18,599	17,090
Deferred revenue, net of current portion	8,366	195
Other non-current liabilities	2,055	1,961
Long-term debt obligations, net of current portion	2,254	7,408
Commitments
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.00004 par value; 150,000 shares authorized; 40,778 and 31,419 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	2	1
Additional paid-in capital	184,014	163,482
Stock subscription receivables	—	(27)
Accumulated other comprehensive income	5,895	5,869
Accumulated deficit	(164,933)	(144,807)

Total stockholders´ equity	24,978	24,518

Total liabilities and stockholders’ equity	$56,252	$51,172

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Collaboration agreements	$6,751	$12,596	$17,366	$25,449
License fees and other	234	1,211	1,018	2,134

Total revenues	6,985	13,807	18,384	27,583
Operating expenses
Research and development	9,471	7,385	29,191	28,252
In-process research and development	—	—	—	20,890
General and administrative	3,590	3,495	14,430	12,012

Total operating expenses	13,061	10,880	43,621	61,154

Income (loss) from operations	(6,076)	2,927	(25,237)	(33,571)
Other income (expense)
Interest income (expense)	419	(32)	429	(982)
Change in fair value of warrants	41	—	1,750	—
Other income (expense), net	1,817	500	2,932	561

Net income (loss) attributable to common stockholders	$(3,799)	$3,395	$(20,126)	$(33,992)

Basic net income (loss) per common share	$(0.09)	$0.11	$(0.55)	$(1.29)

Diluted net income (loss) per common share	$(0.09)	$0.11	$(0.55)	$(1.29)

Weighted average shares used to compute basic diluted net income (loss) per share	40,757	31,416	36,362	26,366

Weighted average shares used to compute diluted net income (loss) per share	40,757	31,966	36,362	26,366

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Contact Information
Company:
Investor Relations
(240) 235-0250
info@micromet-inc.com
Investors:
Susan Noonan
(212) 966-3650
susan@sanoonan.com
Media:
Andrea tenBroek
(781) 684-0770
micromet@schwartz-pr.com